Exhibit 99.1

For immediate release:	Media Contact:
November 13, 2017	Dean Mastrojohn (212) 733-6944
Investors Contact:
Chuck Triano (212) 733-3901

 Pfizer Names Albert Bourla Chief Operating Officer
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John Young named Group President, Pfizer Innovative Health
Angela Hwang named Group President, Pfizer Essential Health

NEW YORK, N.Y., November 13 – Pfizer Inc. (NYSE: PFE) today announced that Albert Bourla has been named Chief Operating Officer effective January 1, 2018.
"The naming of a Chief Operating Officer comes at a time when our business is strong as we continue to advance our strategy while also managing a dynamic and challenging external environment, said Ian Read, Pfizer Chairman and CEO.
"The addition of a COO will enable me to spend more time focusing on the company's long term strategic direction, ensuring continued R&D productivity and engaging with government policy and industry leaders on key issues facing the future of the healthcare industry."
Albert Bourla, 56, has been the Group President of Pfizer's Innovative Health Business since the beginning of 2016. Under his leadership revenues for the Pfizer Innovative Health business grew 11% operationally in 2016 and in the first nine months of 2017 have grown 9% operationally. Prior to his current position Dr. Bourla was the Group President for Pfizer's Vaccines, Oncology and Consumer Healthcare businesses where he was instrumental in building a strong and competitive position in Oncology and expanded the company's leadership in vaccines.
Over the course of his career Dr. Bourla has held a number of senior global positions across a range of businesses and geographies.
Read continued, "Albert is a proven and trusted leader with over two decades of leadership experience and a demonstrated track record for delivering strong business results. He possesses the right combination of skills, knowledge, strengths and a deep commitment to Pfizer's culture that make him the clear choice to become Pfizer's COO."

As General Manager of the company's Established Products Business Unit he advanced the company's efforts to build a strong post-patent business by spear-heading efforts that maximized the lifecycle of key brands following loss of exclusivity.

Prior to leading the Established Products business, Dr. Bourla was the Area President for Pfizer's Animal Health business across Europe, Africa, and Asia Pacific where he successfully managed the integration of Wyeth's Animal Health Business (Fort Dodge) with Pfizer in these global markets.

Dr. Bourla has significant scientific expertise. He is a Doctor of Veterinary Medicine and holds a PhD degree in the Biotechnology of Reproduction from the Veterinary School of Aristotle University.
Effective January 1, 2018 John Young, Group President, Pfizer Essential Health becomes Group President, Pfizer Innovative Health. Angela Hwang, Global President and General Manager for Pfizer Inflammation & Immunology will succeed John Young as Group President, Pfizer Essential Health.
Mr. Young has held a number of senior leadership positions across Pfizer including as President of the Primary Care Business. He is a scientist by training and has deep knowledge of the company’s innovative biopharmaceutical portfolio having led the commercial and clinical development of medicines in key therapeutic areas including cardiovascular disease, diabetes and pain.

Mr. Young received a BSc in Biological Science from Glasgow University and an MBA from Strathclyde Graduate Business School. He will report to Dr. Bourla and will continue to be a member of the company's Executive Leadership Team.
Ms. Hwang joined the company in 1997 in the company's Corporate Strategic Planning and Policy Group. Her experience includes leadership roles within the Innovative Health and Essential health businesses as Global President Pfizer Inflammation and Immunology, Regional head for U.S. Vaccines, Vice President of Emerging Markets for the Primary Care business and Vice President of the U.S. Brands business within Essential Health. In her current role she has been responsible for the growth of products such as Xeljanz and Eucrisa and building a strong pipeline around rheumatology, gastroenterology and dermatology.
Ms. Hwang received her Bachelor of Science in Microbiology and Biochemistry from the University of Cape Town and a Masters of Business Administration from Cornell University. She will become a member of the company's Executive Leadership team and will report to Dr. Bourla.
Additional members of the Pfizer Executive Leadership team reporting to Dr. Bourla will be:
Kirsten Lund-Jurgensen – Executive Vice President and President Pfizer Global Supply
Rod MacKenzie – Executive Vice President, Chief Development Officer
Laurie Olson – Executive Vice President, Strategy and Commercial Operations
In addition to Dr. Bourla, the following members of Pfizer's Executive Leadership team will continue to report to Ian Read:
Frank D’Amelio – Executive Vice President, Business Operations and Chief Financial Officer
Mikael Dolsten – Executive Vice President and President, Worldwide Research & Development
Chuck Hill – Executive Vice President, Worldwide Human Resources
Rady Johnson – Executive Vice President, Chief Compliance and Risk Officer
Doug Lankler – Executive Vice President, General Counsel
Freda Lewis-Hall – Executive Vice President and Chief Medical Officer
Sally Susman – Executive Vice President, Corporate Affairs

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